Exhibit 99.1

FOR IMMEDIATE RELEASE:
NEWS
April 16, 2004	Nasdaq
NM-ACTT

ACT TELECONFERENCING ANNOUNCES FOURTH QUARTER AND YEAR-END

2003 RESULTS

DENVER – ACT Teleconferencing, Inc. (Nasdaq NM ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced results for the fourth quarter and year ending December 31, 2003.

The Company’s net loss available to common shareholders was $9.2 million in 2003, as compared to $8.2 million in 2002. The major items contributing to the loss were excessive network costs, client migration from attended to unattended services, conversion from ISDN to IP network in video conferencing transmission, staff severance costs, litigation settlement costs, and foreign currency loss. The Company noted that it missed the filing deadline for its Form 10K on April 14, 2004 by six minutes due to technical problems and other issues, but is committed to making all future filings on a timely basis.

According to Chief Executive Officer Gene Warren, “We have taken several actions to bring the Company back to a position to generate profits. We have restructured several divisions that eliminated several senior level management positions. In addition to the management restructure, staff was reduced by 12%, and marketing and many administrative functions were centralized. To reduce our network costs, the global platform was reconfigured, and the Company’s network services contract with AT&T was renegotiated to lower prices in North America.”

Gross profit for fiscal year 2003 increased 7% to $19.8 million, compared to $18.5 million for the prior year. The gross profit percentage increased 1.2% to 35.0% for the year. The increase was due to reduced network costs, increased usage of the global platform, and the stabilization of operating costs. After benefiting from the cost cuts implemented earlier in the year, additional cost reductions were made in the video and audio divisions. With the additional cost cuts, ACT expects to further increase its gross profit percentage from the present level of 35%.

Selling, general and administrative expenses were $24.4 million in 2003, an increase of $1.8 million over 2002. The 2003 expense was impacted by litigation settlement and staff severance costs. The net loss for the year and the fourth quarter also was affected by increased interest on additional debt, related finance cost and foreign currency loss.

On an annual basis, revenue grew by approximately 3.0% from $53.9 million in 2002 to $55.8 million in 2003. Sequential quarterly revenue increased by 11.6% from $12.1 million in the third quarter to $13.5 million in the fourth quarter. The Company experienced significant volume increases, led primarily by ACT’s global conferencing platform. The minute growth for 2003 over 2002 was approximately 30%. Continued growth is expected in 2004 and 2005, however growth is dependant upon customer usage.

“This past year was difficult and transitional for ACT. We undertook major reorganizations of the Company’s human resources and telephony network infrastructures. It has taken a while to implement these major changes, but we believe that we are now positioned to move toward profitability and a positive return for our shareholders,” commented Chief Executive Officer Gene Warren.

The Company said it will discuss 2003 results and the general outlook for 2004 on a conference call scheduled for Wednesday April 21, 2004 at 4:30 p.m. Eastern Standard Time. Call-in number details will be announced the first part of next week.

All trend information is extracted from the Company’s management accounts, includes management estimates, and is unaudited. The information is provided solely to assist shareholder analysis. Achievement of actual numbers against targets depends upon customer usage and other variables.

	3 Months Ended	3 Months Ended	Year Ended	Year Ended
Selected Financial Data $000	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Net revenue	$13,497	$14,697	$55,751	$53,872
Cost of service	8,345	9,406	35,962	35,396

Gross profit	5,152	5291	19,789	18,476
Selling, general and administrative expense	5,814	5646	24,367	22,527
Goodwill impairment charge		2,000		2,000

Operating loss	(662)	(2,355)	(4,578)	(6,051)
Interest expense – net	(1,501)	(450)	(3,113)	(1,472)
Foreign currency loss	(460)		(460)

Income (loss) before income taxes	(2,623)	(2805)	(8,151)	(7523)
Income Taxes (benefit)	37	(19)	342	125

Net loss	(2,660)	(2,786)	(8,493)	(7,648)
Preferred dividends	90	245	726	637

Net loss available to common shareholders	(2,750)	$(3,031)	$(9,219)	$(8,285)
Weighted average number of shares-basic & diluted	10,839	8,972	10,216	8,952
Net earnings/loss per share – basic and diluted	$(0.26)	$(0.34)	$(0.90)	$(0.93)

Summarized Balance Sheet ($000)	December 31, 2003	December 31, 2002
Cash	$1,726	$3,176
Other current assets	11,468	13,051
Net equipment	21,281	23,445
Goodwill & Other non-current assets	20,148	19,788

Total assets	$54,623	$59,460

Total liabilities	$32,513	$31,921
Preferred stock	0	2,698
Shareholders’ equity	22,110	24,841

Total liabilities and shareholders’ equity	$54,623	$59,460

ABOUT ACT TELECONFERENCING

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented above include both audited and unaudited financial information and have been extracted from the Company’s financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager

Ph: 303-235-9000; e-mail: lkaiser@acttel.com

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